Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 98 to the Registration Statement No. 811-02105 on Form N-1A of Fidelity Fixed-Income Trust, of our report dated June 22, 2005 appearing in the Annual Reports to Shareholders of Fidelity Inflation-Protected Bond Fund for the year ended April 30, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
June 28, 2005